UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2008

CHANNELL COMMERCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California	92591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction  A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

To the extent applicable, the contents of Item 5.02 below are incorporated into this Item 1.01 by this reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2008, Channell Commercial Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) dated as of November 1, 2008, with Guy Marge to serve as President and Chief Operating Officer of the Company.  As President, Mr. Marge assumes the role previously held by Mr. William H. Channell, Jr., who remains Chief Executive Officer.  Mr. Marge has served as a director, and as Chairman of the Compensation Committee of the board of directors, since 2002.  Mr. Marge was president and chief executive officer of Storm Industries, Inc., a diversified holding company, from 2002 until February, 2008.  From 1998 to 2001, Mr. Marge was chief executive officer of the Milhous Group, Inc., a manufacturer of plastic, metal-formed and pre-cast concrete products.  From 1978 to 1988, Mr. Marge held executive management positions with Kearney-National, Inc., The United Groups, Inc., and Uniroyal Technology Company.  The Agreement is for an initial three-year term and is automatically renewed for an additional two-year term unless it is terminated by the Company or by Mr. Marge in accordance with the Agreement.  Mr. Marge’s base salary under the Agreement is $500,000, except for the period from November 1, 2008 through January 31, 2009 during which he will be paid $1 per month, and may be increased from time to time at the discretion of the board of directors.  The base salary shall not be decreased during the term of the Agreement.

In addition to base salary, Mr. Marge is entitled to participate in the Company’s cash and other bonus programs, including the incentive stock plans, 401(k) plan and 2004 Incentive Bonus Plan.  In particular, under the 2004 Incentive Bonus Plan, Mr. Marge is entitled to a bonus, commencing in 2009, with a target bonus amount of at least 20% of base salary per year based upon achievement of certain goals and objectives established by the board of directors.   With respect to the incentive stock plans, Mr. Marge is to be awarded 100,000 options to purchase common stock of the Company upon the execution of the Agreement and commencement of services.  Additionally, Mr. Marge is entitled to receive a signing bonus of $50,000.  Mr. Marge is also entitled to certain other benefits paid for by the Company, including an automobile allowance, health insurance, and vacation and sick leave, in accordance with the Company’s customary practices for senior executive officers.

In the event that (1) the Company were to terminate Mr. Marge’s employment without “cause,” as defined in the Agreement, (2) Mr. Marge were to terminate his employment with the Company for “good reason,” which is also specifically defined in the Agreement and generally consists of (a) a significant reduction of his duties, title, position or responsibilities without his consent, (b) a substantial reduction, without good business reasons, of the quality of office accommodations or employment benefits without his consent, (c) a reduction of his base salary or a material reduction in his participation in incentive bonus programs without his consent, (d) relocation of his primary office to a facility more than 50 miles away from his primary office without his consent, or (e) a “change of control” as specifically defined in the Agreement, then Mr. Marge shall be entitled to receive continued payment of his base salary for the following period: (i) one month if termination occurs within six months after commencement of services, (ii) two months if termination occurs more than 6 months and up to 12 months after commencement of services, (iii) four months if termination occurs more than 12 months and up to 24 months after commencement of services, or (iv) six months if termination occurs more than 24 months after commencement of services.

In addition, in the event of Mr. Marge’s physical or mental disability, such that he is not able to render the services contemplated by the Agreement, for any consecutive period exceeding two months, or for shorter periods that aggregate more than three months during any 12-month period, the Company will continue to pay full salary up to and including the last date of the second consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of three months during such 12-month period.  The Company may, at any time thereafter, elect to terminate the Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Employment Agreement between Channell Commercial Corporation and Guy Marge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	CHANNELL COMMERCIAL CORPORATION

(Registrant)

/s/ Patrick E. McCready
Patrick E. McCready
Chief Financial Officer
(Duly authorized officer and principal
financial officer of the Registrant)